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                                                                      Exhibit 11

                         BECTON, DICKINSON AND COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
               (All amounts in thousands, except per share data)

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                                                                       Nine Months Ended
                                                                            June 30,
                                                                     ---------------------
               PRIMARY EARNINGS PER SHARE                              1997         1996
               --------------------------                            --------     --------

            Net Income                                               $210,927     $196,479
            Less preferred stock dividends                             (2,549)      (2,613)
                                                                     --------     --------
            Net income applicable to common stock                    $208,378     $193,866
                                                                     ========     ========
         Shares:

            Average shares outstanding                                122,653      127,516
            Add dilutive stock equivalents from stock plans             6,420        6,142
                                                                     --------     --------
            Weighted average number of common and common
              equivalent shares outstanding during the year           129,073      133,658
                                                                     ========     ========


         Earnings per share                                             $1.61        $1.45
                                                                     ========     ========

               FULLY DILUTED EARNINGS PER SHARE
               --------------------------------



            Net income applicable to common stock                    $208,378     $193,866
            Add preferred stock dividends
                using the "if converted" method                         2,549        2,613
            Less additional ESOP contribution, using
                the "if converted" method                                (855)        (963)
                                                                     --------     --------
            Net income for fully diluted earnings per share          $210,072     $195,516
                                                                     ========     ========

         Shares:

            Average shares outstanding                                122,653      127,516
            Add:
             Dilutive stock equivalents from stock plans                7,044        6,338
             Shares issuable upon conversion
                 of preferred stock                                     2,796        2,892
                                                                     --------     --------
           Weighted average number of common shares used
              in calculating fully diluted earnings per share         132,493      136,746
                                                                     ========     ========


         Fully diluted earnings per share                               $1.59        $1.43
                                                                     ========     ========
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